Exhibit 99.1

FOR IMMEDIATE RELEASE

FDA APPROVES SYMLIN PEN-INJECTOR DEVICES
OFFERING CONVENIENCE AND ACCURACY FOR SYMLIN USE

SAN DIEGO (Oct 1, 2007) — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) announced today that the U.S. Food and Drug Administration (FDA) has approved the SymlinPen™ 120 and the SymlinPen™ 60 pen-injector devices for administering SYMLIN® (pramlintide acetate) injection.  These new pre-filled pen-injector devices feature simple, fixed dosing to improve mealtime glucose control.

“SymlinPen 120 and SymlinPen 60 offer patients improved convenience and accuracy,” said Daniel M. Bradbury, President and CEO, Amylin Pharmaceuticals.  “For people with diabetes using mealtime insulin, the addition of SYMLIN can enhance glucose control with the potential for weight loss.”

SymlinPen™ 60 features fixed dosing to deliver 15, 30, 45, or 60 micrograms per dose.  SymlinPen™ 120 features fixed dosing to deliver 60 or 120 micrograms per dose.  Both pen-injector devices can be conveniently stored at room temperature not to exceed 86 degrees F (30 degrees C) after first use.  The pens are expected to be available to patients by December 2007.

“Not Approvable” Letter Received for SYMLIN Use with Basal Insulin Alone

Amylin also announced today that the FDA has issued a “Not Approvable” letter for SYMLIN use with basal insulin (without mealtime insulin) in patients with type 2 diabetes who have not achieved desired glucose control.  SYMLIN is currently approved in the U.S. for patients with type 2 or type 1 diabetes who use mealtime insulin and need improved glucose control.

“SYMLIN remains an important therapeutic option for people with diabetes who use mealtime insulin therapy,” Bradbury added.  “We will initiate discussions with the FDA to clarify their response for its use with basal insulin alone.”

About SYMLIN

SYMLIN is the first and only amylin mimetic for use in patients with diabetes treated with mealtime insulin.  SYMLIN is a synthetic analog of human amylin, a naturally occurring hormone that is made in the beta cells of the pancreas, the same cells that make insulin.  In patients with type 2 diabetes who use insulin, and in patients with type 1 diabetes, those cells in the pancreas are either damaged or destroyed, resulting in reduced secretion of both insulin and amylin after meals.  The use of SYMLIN contributes to glucose control after meals.

Healthcare professionals and people with diabetes may obtain more information, including the complete Prescribing Information and the Medication Guide, at www.SYMLIN.com.

Important Safety Information

SYMLIN is not intended for all patients with diabetes.  SYMLIN is used with insulin and has been associated with an increased risk of insulin-induced severe hypoglycemia, particularly in patients with type 1 diabetes.  When severe hypoglycemia associated with SYMLIN use occurs, it is seen within three hours following a SYMLIN injection.  If severe hypoglycemia occurs while operating a motor vehicle, heavy machinery, or while engaging in other high-risk activities, serious injuries may occur.  Appropriate patient selection, careful patient instruction, and insulin dose adjustments are critical elements for reducing this risk.  This information is highlighted in a boxed warning in the SYMLIN Prescribing Information for healthcare professionals and in a Medication Guide for patients, which will be distributed by pharmacists.

Other adverse events commonly observed with SYMLIN when co-administered with insulin were mostly gastrointestinal in nature, including nausea, which was the most frequently reported.  The incidence of nausea was higher at the beginning of SYMLIN treatment and decreased with time in most patients.  The incidence and severity of nausea are reduced when SYMLIN is gradually increased to the recommended doses.

About Diabetes

Diabetes is a complex metabolic disease characterized by high blood glucose levels resulting from a deficiency of both insulin and amylin secretion.  Diabetes represents a large and growing market in the United States, affecting more than 20 million Americans and growing at three times the rate of population growth.  Approximately 4.2 million patients with diabetes use insulin.  Diabetes is the sixth leading cause of death in the United States.  Poor control of blood glucose may result in severe long-term complications such as cardiovascular disease, blindness, kidney failure, nerve damage and amputation.

About Amylin Pharmaceuticals, Inc.

Amylin Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection.  Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is located in San Diego, California with over 1,800 employees nationwide.  Further information on Amylin Pharmaceuticals is available at http://www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed due to a number of risks and uncertainties, including risks that SYMLIN and SymlinPen may be affected by unexpected new data, technical issues, or manufacturing and supply issues; risks that the results of clinical trials may not be predictive of future results; and risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for SYMLIN and SymlinPen.  These and additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its Form 10-Q.  Amylin undertakes no duty to update these forward-looking statements.

Contact

Alice Bahner Izzo

Executive Director, Corporate Affairs
Amylin Pharmaceuticals, Inc.

858-642-7272